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                       SECURITIES AND EXCHANGE COMMISSION


                                    FORM 8-K


                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (date of earliest event reported) June 10, 1997


                            DOVE ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)


         California                        0-24984                         95-4015834
(State or other jurisdiction     (Commission File Number)      (IRS Employer Identification No.)
     of incorporation)


                  8955 Beverly Boulevard, Los Angeles, CA   90048
               (Address of principal executive offices)   (Zip Code)


Registrant's telephone number, including area code:  (310) 786-1600


                                    No Change
         (Former name or former address, if changed since last report.)







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ITEM 1.     Changes in Control of Registrant.


         On June 10, 1997, Michael Viner and Deborah Raffin (together the "Viners") entered into a securities purchase agreement with MEI (the "Purchase Agreement") with Media Equities International, LLC, a New York limited liability company ("MEI") pursuant to which MEI purchased 500,000 shares of Common Stock, 1,570 shares of the Registrant's Series C Preferred Stock, 214,113 shares of the Registrant's Series D Preferred Stock and warrants to purchase 825,000 shares of Common Stock from the Viners for total cash consideration of $3,086,000. As a result, MEI beneficially owns 43% of the Registrant's Common Stock, giving pro forma effect to the exercise of preferred stock and warrants to purchase Common Stock which are currently convertible or exercisable. MEI owns 57% of the Registrant's voting securities, giving effect to additional shares of preferred stock which, although not currently convertible into Common Stock, grant MEI the number of votes equal to the number of shares of Common Stock into which such preferred shares is initially convertible without requiring MEI to convert such shares.

         Concurrently with the execution of the Purchase Agreement the Viners entered into an employment termination agreement dated June 10, 1997 among the Registrant and the Viners (the "Termination Agreement"), pursuant to which Mr. Viner and Ms. Raffin resigned from all positions with the Registrant and its subsidiaries, including as directors. Concurrently with such resignations, the Registrant's Board of Directors appointed Terrence A. Elkes and Bruce Maggin, two affiliates of MEI, to replace Mr. Viner and Ms. Raffin as directors, and elected Ronald Lightstone as acting chief executive officer. In addition to Messrs. Elkes and Maggin, three other members of the Registrant's nine member Board of Directors are affiliated with MEI.

         The Registrant, on the one hand, and Mr. Viner and Ms. Raffin, on the other, have released and discharged one another for all claims of any kind that one party may have against the other. In addition, Mr. Viner and Ms. Raffin have agreed to consult with the Registrant on matters relating to their former employment and not to compete with the Registrant in the audio book business nor solicit authors or readers currently under contract with the Registrant or in the Registrant's catalog (in each case for a period of four years), with certain limited exceptions.

         Pursuant to the Purchase Agreement, MEI has a right of first refusal on any shares of Common Stock retained after the transaction by the Viners and offered for sale or transfer by them for a period of three years. For the same three year period, sales by Mr. Viner or Ms. Raffin in market transactions must be limited during any three month period to the greater of (i) the volume limitations of Rule 144 promulgated under the Securities Act of 1933, as amended, and (ii) 150,000 shares of Common Stock.

         Pursuant to the Termination Agreement, and in consideration for their agreement to terminate their respective employment agreements, Mr. Viner and Ms. Raffin will receive monthly payments (the "Payments") of approximately $14,583 and $10,416, respectively, and medical insurance for 60 months (the "Term") (the remaining balance of the original term of the employment agreements). In addition, Mr. Viner and Ms. Raffin will each receive a car allowance for 24 months and reimbursements for certain medical and business expenses.


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         To secure the Payments, the Registrant has issued into escrow 1,500 of its Series E Preferred Stock (the "Shares"), convertible into shares of the Common Stock to the extent set forth in the Certificate of Determination for the Series E Preferred Stock (the "Certificate"). The Shares will be held in escrow and will not be released to Mr. Viner and Ms. Raffin except in the event of a default in the Payments by the Registrant (a "Default"). In the event of a Default, Shares will be released to Mr. Viner or Ms. Raffin, as the case may be, in an amount equal to the portion of the Payments unpaid due to such Default divided by the stated value of the Series E Preferred Stock. Mr. Viner and Ms. Raffin have registration rights pursuant to a registration rights agreement, dated June 10, 1997, among the Registrant, Mr. Viner and Ms. Raffin (the "Registration Rights Agreement") with respect to any Shares received by them upon a Default.

         The foregoing discussion is qualified in its entirety by reference to
(i) the Stock Purchase Agreement filed as Exhibit 10.40 to the Registrant's Form 10-KSB, filed April 14, 1997 and incorporated herein by reference, and (ii) the Purchase Agreement, the Termination Agreement, the Registration Rights Agreement and the Registrant's press release dated June 11, 1997, each of which is attached hereto as an exhibit and incorporated herein by reference.







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ITEM 7.  Financial Statements and Exhibits

c.  Exhibits

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
EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
4.19            Certificate of Determination of the Series E Preferred Stock of
                Dove Entertainment, Inc. (the "Company").

4.20            Specimen Series E Preferred Stock Certificate of the Company.

4.21 Registration Rights Agreement, dated June 10, 1997, by and among the Company, Michael Viner and Deborah Raffin.

10.45 Employment Termination Agreement, dated June 10, 1997, by and among the Company, Michael Viner and Deborah Raffin.

10.46 Securities Purchase Agreement, dated June 10, 1997, by and among MEI, Michael Viner and Deborah Raffin Viner.

99              Press release dated June 11, 1997.
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SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   DOVE ENTERTAINMENT, INC.

Date: June 24, 1997.

                                   By: /s/ Ronald Lightstone
                                       ______________________________
                                       Ronald Lightstone
                                       Acting Chief Executive Officer



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